Second Floor Space


                       AMENDMENT TO LEASE

     THIS AMENDMENT TO LEASE (the "Amendment") is made and entered into effective as of January 1, 1997 (the "Effective Date") by and between IMESON CENTER, INC., a Florida corporation formerly known as Jacksonville Center, Inc. ("Landlord"), and LANEY & DUKE TERMINAL WAREHOUSE COMPANY, INC., a Florida corporation ("Tenant").

                      W I T N E S S E T H:

     WHEREAS, Landlord and Tenant entered into that certain Warehouse Space Lease Agreement dated December 1, 1994 (the "Lease"), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain Leased Premises (herein so called) consisting of approximately 198,144 square feet of space designated as Sections 2.6 and 2.8 and constituting a portion of the building (the "Building") included in the facility known as One Imeson Center (the "Property"), located at One Imeson Park Boulevard, Building 100, Jacksonville, Florida 32210;

     WHEREAS, the Lease was subsequently modified to include in the Leased Premises Section 2.3, 2.4, 2.5 and 2.7 of the Building;

     WHEREAS, the Lease was further modified pursuant to the terms of that certain Lease Renewal and Modification Agreement dated January 1, 1996 (the "1996 Lease Amendment"), pursuant to which the term of the Lease was extended and certain other terms and provisions of the Lease were modified;

     WHEREAS, the 1996 Lease Amendment provided that during the period commencing January 1, 1996 and terminating December 31, 1996, Tenant had the right to lease the entirety of either or both of Sections 2.1 and 2.8 of the Building (the "Additional Space") under the terms and conditions set forth therein, and Tenant exercised its right (i) to Section 2.8 on January 15, 1996, and occupied Section 2.8 from that date through December 31, 1996, and
(ii) to Section 2.1 on March 1, 1996, and occupied Section 2.1 from that date through December 31, 1996;

     WHEREAS, on October 1, 1996, Tenant exercised its three (3) year renewal option for the Leased Premises, as provided in Section 2.2 of the Lease, as modified by the 1996 Lease Amendment, and as a result of Tenant's exercise of such option right, the term of the Lease has been extended through December 31, 2000;

     WHEREAS, Landlord and Tenant desire to further modify the Lease to include within the Leased Premises for the balance of the term, as extended through December 31, 2000, the Additional Space and to increase the Base Rent and all additional rent and other amounts payable under the Lease proportionately;

     NOW, THEREFORE, for and in consideration of the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

     1. Recitals. The foregoing recitals are true and correct and are hereby incorporated into the text of this Agreement.

     2. Leased Premises.  The Leased Premises shall, as of the Effective
Date, include the Additional Space, and as a result of such inclusion, consist of approximately 795,568 square feet of space designated as Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7 and 2.8 in the Building, as depicted on Exhibit A attached hereto and made a part hereof, and no other space in the Building, and, as of the Effective Date, Landlord hereby leases and rents unto Tenant and Tenant hereby hires and takes from Landlord such Leased Premises on the terms and conditions set forth in the Lease, as previously amended and modified and as amended and modified in this Amendment (all subsequent references to the "Lease" shall be deemed to include all such amendments and modifications). Notwithstanding the foregoing or any other provision of the Lease, Landlord shall have the right, upon thirty (30) days' written notice to Tenant, to terminate the Lease as to Section 2.8 in the Building only, and within thirty (30) days of receipt of such termination notice, Tenant shall vacate and surrender to Landlord Section 2.8 in accordance with Section 5.6 of the Lease. In the event of Landlord's exercise of such termination option as to Section 2.8 and Tenant's timely and proper vacation and surrender of
Section 2.8 and payment of all Base Rent and all additional rent and other charges under the Lease applicable to Section 2.8 through the date of termination, Base Rent and all additional rent and other charges payable under the Lease shall be reduced proportionately based on the 99,446 square foot area of Section 2.8.

     3. Base Rent. The Lease is hereby amended and modified to provide that Base Rent for the Leased Premises shall be, and Tenant covenants and agrees to pay Base Rent for the Leased Premises equal to (i) $19,889.20 per month for each and every month during that portion of the term commencing on January 1, 1997 and terminating on December 31, 1997, (ii) $23,204.07 per month for each and every month during that portion of the term commencing on January 1, 1998 and terminating on December 31, 1998, (iii) $26,518.93 per month for each and every month during that portion of the term commencing on January 1, 1999 and terminating on December 31, 1999, and (iv) $29,833.80 per month for each and every month during that portion of the term commencing on January 1, 2000 and terminating on December 31, 2000. Each and every installment of Base Rent shall be payable in advance on the first day of each calendar month in lawful United States currency, together with any and all sales or use taxes levied upon the use or occupancy of the Leased Premises or the rent payable therefor and any additional rent and/or other charges payable under the Lease.

     4. Operating Expenses. Section 3.3 of the Lease is hereby amended to provide that, as of the Effective Date, Tenant's proportionate share of Operating Expenses shall be 46.39 percent (795,568 divided by 1,715,000).

     5. Definitions. All capitalized terms in the Amendment shall have the same definitions as provided in the Lease except as may otherwise be provided herein.

     6. No Further Amendment. Except as specifically set forth in the Amendment, the Lease shall remain unaltered and in full force and effect.


     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date set forth above.

Witnesses:                         LANDLORD:

                                   IMESON CENTER, INC., a Florida corporation formerly known as Jacksonville Center, Inc.

/S/ DALE GLANTON                   By:/S/  W. ARIS NEWTON
Name:Dale Glanton                  Name:W. Aris Newton
                                   Title:President
/S/  W. CAREY WEBB
Name: W. Carey Webb                Date of Execution: 12/16/96


                                   TENANT:

                                   LANEY & DUKE TERMINAL WAREHOUSE COMPANY,
                                   INC., a Florida corporation

/S/ CONSTANCE H. OWENS             By:/S/  THOMAS A. DUKE
Name:Constance H. Owens            Name:Thomas A. Duke
                                   Title:President
/S/  KIMBERLY A ACUFF
Name:Kimberly A. Acuff             Date of Execution:  12/14/96